EXHIBIT 2

NEWS RELEASE

                                    FOR:      Ophthalmic Imaging Systems
                                    CONTACT:  J.R. Bothe & Associates
                                              Jack Bothe
                                              1-800-261-8552

For Immediate Release

                     OPHTHALMIC IMAGING SYSTEMS ANNOUNCES
                         ADOPTION OF RIGHTS AGREEMENT

SACRAMENTO, CALIFORNIA, December 31, 1997 -- Ophthalmic Imaging Systems (NASDAQ Small Cap: OISI) announces the adoption of a Rights Agreement, effective December 31, 1997, to provide the Board of Directors with the opportunity to develop and pursue actions that promote the best long-term interests and short-term interests of the shareholders of Ophthalmic Imaging Systems. The Board of Directors declared a dividend of one Preferred Share Purchase Right on each outstanding Ophthalmic Imaging System common share, to be payable on January 2, 1998 to holders of record on that date. A copy of the Rights Agreement is available for inspection at Ophthalmic Imaging Systems' principal office, located at 221 Lathrop Drive, Suite I, Sacramento, California and also will be filed with the Securities and Exchange Commission.

Headquartered in Sacramento, California, Ophthalmic Imaging Systems is engaged in the business of designing, developing, manufacturing, and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field.


                                    #  #  #